Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
AMERIGROUP Corporation:
We consent to the incorporation by reference in Registration Statement No. 333-37410 on post-effective amendment No. 1 to Form S-1, in the Registration Statement No. 333-109134 on Form S-8, in the Registration Statement No. 333-125033 on Form S-8, in the Registration Statement No. 333-143197 on Form S-3, and in the Registration Statement No. 333-156134 on Form S-3 of AMERIGROUP Corporation of our reports dated February 24, 2009, with respect to the consolidated balance sheets of AMERIGROUP Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations and consolidated statements of stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of AMERIGROUP Corporation.
Our report on the consolidated financial statements refers to AMERIGROUP Corporation’s change in its method of accounting for uncertainty in income taxes in 2007 due to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.
Norfolk, Virginia
February 24, 2009